UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 13, 2011

WADDELL & REED FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13913	51-0261715
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6300 Lamar Avenue

Overland Park, Kansas 66202

(Address of Principal Executive Offices) (Zip Code)

(913) 236-2000

(Registrant’s Telephone Number, including Area Code)

(Registrant’s Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02             TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

In connection with the issuance of the Notes described in Item 2.03 in this report, on January 18, 2011 the Company repaid in full its Existing Notes as described in Item 2.03 of this report.  In connection therewith, the Company satisfied and discharged the Indenture governing the Existing Notes, which was dated as of January 18, 2001, by and between the Company and The Bank of New York Mellon Trust Company, National Association, as successor in interest to J.P. Morgan Trust Company, National Association, as Trustee, as supplemented by the First Supplemental Indenture dated January 18, 2001 and the Second Supplemental Indenture dated January 13, 2006, each by and between the Company and the Trustee.

The information regarding the Existing Notes provided in Item 2.03 of this report is incorporated herein by reference.

ITEM 2.03             CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

General

On August 31, 2010, the Company entered into a note purchase agreement with the purchasers party thereto (the “Note Purchase Agreement”) that provides for the issuance and sale by the Company of an aggregate of $190 million in unsecured senior notes comprised of $95 million of 5.0% senior notes, series A, due 2018 (the “Series A Notes”) and $95 million of 5.75% senior notes, series B, due 2021 (the “Series B Notes”).  The issuance and sale of the Series A Notes and Series B Notes (collectively, the “Notes”) under the Note Purchase Agreement occurred on January 13, 2011.

The Company used the proceeds of the issuance and sale of the Notes to repay in full the outstanding amounts owed under its 5.6% senior notes due January 15, 2011 (the “Existing Notes”).  The Existing Notes had an initial principal amount of $200 million, of which $10 million was repurchased by the Company in 2010, resulting in an aggregate principal amount of $190 million being repaid.

The Series A Notes mature and are due in full on January 13, 2018, and the Series B Notes mature and are due in full on January 13, 2021.  The Notes do not have a scheduled amortization.

Interest

The Series A Notes bear interest at an annual rate of 5.0% and the Series B Notes bear interest at an annual rate of 5.75%.  The Company is required to pay accrued interest semi-annually in January and July of each year.

Covenants, Prepayments and Events of Acceleration

The Note Purchase Agreement contains customary covenants, including but not limited to, restrictions on the Company’s ability, and in specific instances its subsidiaries’ ability, to incur liens on assets or revenues; merge or consolidate; enter into transactions with affiliates; enter into sale and leaseback transactions; pay dividends; repurchase stock; and enter into hedging agreements.  The Note Purchase Agreement also limits the Company’s subsidiaries’ ability to incur additional indebtedness.  Additionally, the Company may not permit its consolidated leverage ratio to equal or exceed 3.0 to 1.0 or its consolidated interest coverage ratio to equal or be less than 4.0 to 1.0 during specified periods.

In the event of a change in control of the Company, the Company must offer to prepay all of the Notes in full, together with accrued interest thereon.  If at any time the Company elects to voluntarily prepay all or part of the Notes, the Company must also pay a make-whole amount equal to the excess, if any, of the discounted value of the remaining scheduled payments with respect to the principal amount to be prepaid, over the amount of the principal to be prepaid (the “Make-Whole Amount”).

Upon the occurrence of an event of default, the Company’s obligations under the Notes may be accelerated and become due and payable, including any Make-Whole Amount.  Such events of default include payment defaults to the purchasers, material inaccuracies of representations and warranties, covenant defaults, material payment defaults (other than under the Note Purchase Agreement), voluntary and involuntary bankruptcy proceedings, material money judgments, material ERISA events and other customary defaults.

Existing Relationships with Purchasers

The Company has ongoing relationships with certain purchasers that are parties to the Note Purchase Agreement for which they have received customary fees and expenses.  Certain purchasers, or affiliates of certain purchasers, offer insurance programs as part of Company sponsored and employee only benefit plans.

The description set forth in this Item 2.03 is qualified in its entirety by reference to the full text of the Note Purchase Agreement filed as Exhibit 10.1 to this report.  The Note Purchase Agreement has been included to provide investors and security holders with information regarding its terms.  It is not intended to provide any other factual information about the Company.  The Note Purchase Agreement contains representations and warranties of the Company made to and solely for the benefit of the purchasers party thereto.  Investors and security holders should not rely on the representations and warranties as characterizations of the actual state of facts, since they were only made as of the date of the Note Purchase Agreement.  Information concerning the subject matter of the representations and warranties may change after the date of the Note Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

ITEM 9.01             FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.

10.1

Note Purchase Agreement, dated August 31, 2010, by and among Waddell & Reed Financial, Inc. and the purchasers party thereto. Filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K, File No. 001-13913, on September 7, 2010 and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WADDELL & REED FINANCIAL, INC.

Date: January 19, 2011	By:	/s/ Daniel P. Connealy
Daniel P. Connealy
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1

Note Purchase Agreement, dated August 31, 2010, by and among Waddell & Reed Financial, Inc. and the purchasers party thereto. Filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K, File No. 001-13913, on September 7, 2010 and incorporated herein by reference.